EXHIBIT 99.4

PreCheck Health Services, Inc. closes $1,250,000 bank credit facility

Miami, FL – May 21, 2019, PreCheck Health Services, Inc. (OTC:HLTY), announced that it entered into a $1,250,000 revolving credit facility with Oakwood Bank. The Company intends to use the facility for working capital and other corporate purposes, including the launch its marketing effort for its PC8B medical screening device for use by physicians and medical personnel. The line of credit is secured by the Company’s assets and is guaranteed by two minority stockholders.

“This secured line of credit allows us to launch our PC8B medical device, although we still need of additional capital to successfully execute our current business.” stated Lawrence Biggs, the CEO of PreCheck Health Services, Inc.

About PreCheck Health Services, Inc.

PreCheck Health Services Inc. is a Florida corporation which distribution the PC8B, a medical screening device. The PC8B medical device is a powerful screening tool in managing patient’s health. This medical device, which the manufacturer cleared with the FDA, performs a range of tests that are covered and reimbursed by most insurance companies. This system is non-invasive and combined with a fast ABI (Ankle Brachial Index) test, takes less than 8 minutes to complete an assessment. The system screens patients and provides physicians with insights to the patient’s health. By screening for certain biomarkers, the device provides indication of risk factors for certain chronic disease which can be evaluated by a physician. Depending on the risk score for each factor, the physician will be able to recommend a treatment plan for the patient.

The Company’s website is: www.precheckhealthservices.com. Any information contained on or derived from the Company’s website or any other website does not constitute a part of this press release.

Disclaimer for Forward-Looking Information:

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including our ability to obtain substantial funding required for our operations, our ability to market our product to physicians, our ability to generate a gross margin from any sales we may make; our dependence upon a sole supplier for our products and our reliance of the supplier to protect its intellectual property incorporated in our product; our ability to obtain rights to and to market successfully products in addition to our sole product, the PC8B; as well as other risks contained in our “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended March 31, 2019 and any information contained in any other filings we make with the Securities and Exchange Commission.

Investor inquiries contact:

Stuart Smith

SmallCapVoice.Com, Inc.

email: ssmith@smallcapvoice.com

P. 512-267-2430